Exhibit 99.1

Parent of CFBank,  NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	June 25, 2020
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CENTRAL FEDERAL CORPORATION ANNOUNCES THE RESIGNATION OF CFO JOHN HELMSDOERFER

Columbus, Ohio – June 25, 2020 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”), the parent of CFBank, today announced that John W. Helmsdoerfer, Executive Vice President and Chief Executive Officer of CFBank and Chief Financial Officer and Treasurer of the Company, will resign from the Company and CFBank for personal reasons effective July 8, 2020.  In connection with his resignation, the Company, CFBank and Mr. Helmsdoerfer have entered into a Resignation and Release Agreement that provides, among other things, for certain severance payments and benefits in exchange for certain covenants and releases from Mr. Helmsdoerfer.  Mr. Helmsdoerfer has agreed to assist the Company and CFBank to help transition his job responsibilities, both prior to and after his resignation.

Timothy T. O’Dell, President and CEO, commented, “On behalf of the Board of Directors and management, I would like to thank John for all of his contributions to the Company and CFBank.  John joined us in March of 2013, shortly following the Company’s recapitalization, and has been a valuable member of our team during the significant growth and success we have experienced as an organization over the past seven years.  I have personally had the pleasure to work with John in the banking industry for over 20 years, including the past seven years at CFBank.  We wish John all the best with his future endeavors.”

The Board of Directors of the Company and CFBank intends to conduct a search of potential internal and external candidates to replace Mr. Helmsdoerfer.  In the interim, the Company’s President and Chief Executive Officer, Timothy O’Dell, will work with CFBank’s Controller, Kevin Beerman, to assume the duties as principal financial officer and principal accounting officer of the Company.

The Company noted that there were no disagreements between Mr. Helmsdoerfer and the Company or CFBank and that his departure is not related to the operations, policies or practices of the Company or CFBank or any issues regarding accounting policies or practices.

About Central Federal Corporation and CFBank

Central Federal Corporation is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank), which was formed in Ohio in 1892 and converted from a federal savings association to a national bank on December 1, 2016. CFBank has a presence in four major metro Ohio markets – Columbus, Cleveland, Cincinnati and Akron- as well as its two branch locations in Columbiana County, Ohio.  Also, in March 2019, CFBank opened a branch location in Blue Ash, Ohio, which is its second location in the Cincinnati market.  CFBank provides personalized Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services.  As a full service commercial bank, our business, along with our products and services, is focused on serving the banking and financial needs of closely held businesses.  Our business model emphasizes personalized service, customer access to decision makers, quick execution, and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury management.  In addition, CFBank provides residential lending and full service retail banking services and products.

Additional information about the Company and CFBank is available at www.CFBankOnline.com.